                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            MATERIAL SCIENCES CORP
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

LOGO

                                                                  June 16, 1997

Dear Shareowner:

  The 1997 Annual Meeting of Shareowners will be held on Thursday, July 17, 1997, at 10:00 a.m. CDT in the Shareholders Room on the 21st floor of the Bank of America building located at 231 South LaSalle Street, Chicago, Illinois. We hope you will attend. We will be voting on the election of directors, an increase in authorized shares of common stock, an amendment to the 1992 Omnibus Stock Awards Plan for Key Employees, an amendment to the Employee Stock Purchase Plan and such other matters as may properly come before the meeting. We also will hear management's report regarding the past fiscal year's operations.

  The attached notice of meeting and proxy statement describe the matters upon which the shareowners will vote. It is important that your shares be represented, regardless of the number you own. Accordingly, we urge you to complete the enclosed proxy and promptly return it to us so that your shares can be voted at the meeting in accordance with your instructions.

                            Sincerely,

                            G. Robert Evans
                            Chairman of the Board

                            Gerald G. Nadig
                            President and Chief Executive Officer

LOGO

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

                               ----------------

  The Annual Meeting of Shareowners of Material Sciences Corporation will be held on Thursday, July 17, 1997, at 10:00 a.m. CDT, at the Bank of America building located at 231 South LaSalle Street, Chicago, Illinois, in the Shareholders Room (21st floor), for the following purposes:

    1. To elect a Board of nine directors;

    2. To consider and vote upon the proposal to increase the number of authorized shares of common stock of the Company from 20,000,000 to 40,000,000;

    3. To consider and vote upon the proposal to amend the 1992 Omnibus Stock Awards Plan for Key Employees to increase the number of shares of Common Stock issuable thereunder by 150,000 shares;

    4. To consider and vote upon the proposal to amend the Employee Stock Purchase Plan to increase the number of shares of Common Stock issuable thereunder by 600,000 shares; and

    5. To act upon such other matters as may properly come before the meeting or any adjournment thereof.

  Shareowners of record at the close of business on May 23, 1997, are entitled to notice of and to vote at this meeting and any adjournment thereof.

  Shareowners are requested to sign and date the enclosed proxy and promptly return it in the envelope enclosed for that purpose, whether or not they expect to be present at the meeting. Any person giving a proxy has the power to revoke it at any time prior to its exercise at the meeting.

                                       By Order of the Board of Directors,

                                       James J. Waclawik, Sr.
                                       Vice President,
                                       Chief Financial Officer, and Secretary

Elk Grove Village, Illinois
June 16, 1997

LOGO

                          ---------------------------

                                PROXY STATEMENT

                          ---------------------------

  This proxy statement is furnished to shareowners of Material Sciences Corporation ("MSC" or "Company") in connection with the solicitation, by order of the Board of Directors of the Company ("Board"), of proxies for use at the Annual Meeting of Shareowners of the Company to be held at 10:00 a.m. CDT, on Thursday, July 17, 1997, at the place and for the purposes set forth in the accompanying notice of the meeting.

  The accompanying proxy is solicited on behalf of the Board and is revocable at any time before the voting thereof by filing with the Secretary of the Company, prior to the shareowner vote, a written revocation or duly executed form of proxy bearing a later date, or by voting in person at the meeting. All outstanding shares of the Company's Common Stock, par value $.02 per share ("Common Stock"), represented by properly executed and unrevoked proxies received in time for the meeting will be voted. Shares will be voted as instructed in the accompanying proxy on each matter to be submitted to shareowners. If no instructions are given, the shares will be voted for the election to the Board of the nominees indicated in the proxy, for approval of the proposal to increase the number of authorized shares of common stock of the Company from 20,000,000 to 40,000,000 shares, for approval of the proposal to amend the 1992 Omnibus Stock Awards Plan for Key Employees (as amended to date, the "1992 Awards Plan") to increase the number of shares of Common Stock issuable thereunder by 150,000 shares and for approval of the proposal to amend the Employee Stock Purchase Plan (as amended to date, the "Purchase Plan") to increase the number of shares of Common Stock issuable thereunder by 600,000 shares.

  The close of business on May 23, 1997, has been fixed as the record date for the determination of shareowners entitled to notice of and vote at the meeting. On that date, there were outstanding 15,324,250 shares of Common Stock. The Company first sent this proxy statement and the accompanying form of proxy to shareowners entitled thereto on or about June 16, 1997.

  A majority of the outstanding shares of Common Stock, represented in person or by proxy, shall constitute a quorum for the transaction of business at the meeting. Each holder of Common Stock is entitled to one vote per share. If one or more shareowners give notice at the meeting before the voting of their intention to cumulate their votes in the election of directors, all shareowners entitled to vote shall have the right to so cumulate their votes. With cumulative voting, holders of Common Stock are entitled, for each share held by them, to one vote for each director being elected and may cast all such votes for a single nominee (who has been nominated prior to voting) or distribute them among two or more nominees. Under cumulative voting, the nine persons receiving the greatest number of votes shall be elected as directors. Discretionary authority to cumulate votes is being solicited. If the vote with respect to the election of directors is not conducted by cumulative voting, the holders of a majority of shares of Common Stock represented at the meeting in person or by proxy will be able to elect all the directors. Non-voted shares on the election of directors and shares of Common Stock as to which authority to vote for the election of one or more director nominees is withheld on the enclosed proxy will not be counted in determining which director nominees receive the greatest number of votes if cumulative voting occurs or will not be counted in determining whether a majority vote with respect to any director has been obtained if cumulative voting is not utilized.

                             ELECTION OF DIRECTORS

  The nine persons listed below are proposed to be elected for a period to end at the 1998 Annual Meeting of Shareowners, when they may be proposed to be re-elected or a successor is elected and qualified at that meeting or, as provided in the Company by-laws, upon the earlier of death, resignation or removal. Unless authority to vote for one or more nominees is withheld in the proxy, signed proxies that are returned will be voted for approval of the election of the nine nominees listed below. All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board recommends as set forth in the proxy. All of the nominees are presently directors of the Company and, with the exception of Mr. Howard B. Witt, were elected at the 1996 Annual Meeting of Shareowners.

  Certain information regarding the nominees, as of May 23, 1997, is set forth below, including their ages, the period each has served on the Board and the business experience of each during the past five years.

                               ----------------


              JEROME B. COHEN      DIRECTOR SINCE 1988

[PHOTO]
              AGE 64

              Dr. Cohen has served as Dean of the Robert R. McCormick School of Engineering and Applied Science (formerly the Technological Institute) at Northwestern University since 1986. Dr. Cohen has been a professor of Materials Science at the Robert R. McCormick School of Engineering and Applied Science at Northwestern University since 1959, and was awarded the Engelhart Chair in Materials Science in 1974. In February 1993, Dr. Cohen was elected to the National Academy of Engineering.


              ROXANNE J. DECYK     DIRECTOR SINCE 1988

[PHOTO]
              AGE 44

              Ms. Decyk, currently a consultant on strategy and business development, was Vice President, Planning of Amoco, from June 1994 through April 1997. She was previously Vice President-Sales & Marketing-Polymers, Amoco Chemical Company from March 1993 and Vice President-Commercial and Industrial Sales for Amoco from May 1991 through March 1993. Ms. Decyk also serves as a director of Snap-On Tools, Inc. and Harris Bankcorp.


              EUGENE W. EMMERICH   DIRECTOR SINCE 1979

[PHOTO]
              AGE 66

              Dr. Emmerich has served as President and Chief Executive Officer ("CEO") of Cadtrak Corporation, a licensor of patented technology to the computer industry with emphasis on graphics related patents, for more than the past five years.

              G. ROBERT EVANS      DIRECTOR SINCE 1991

[PHOTO]
              AGE 65


              Mr. Evans has served as Chairman of the Board since January 1997, and Chairman and CEO of the Company since June 1991. From February 1991 until June 1991, he served as Chairman, President, and CEO of the Company. Mr. Evans also serves as a director of Consolidated Freightways Corporation, Fiberboard Corporation, and Swift Energy Company.

              E. F. HEIZER, JR.    DIRECTOR SINCE 1976

[PHOTO]
              AGE 67

              Mr. Heizer is a venture capitalist and has been involved in developing early stage companies since 1962. Since 1985, he has served as Chairman of Heizer International, and from 1969 until 1989, he served as CEO of Heizer Corporation. Since 1994, he has served as Chairman of LBL, a Lloyds-related Bermuda-based insurance company. Mr. Heizer also serves as a director of Amdahl Corporation, Chesapeake Energy Corporation and Needham & Company, Inc.

[PHOTO]
              J. FRANK LEACH       DIRECTOR SINCE 1993

              AGE 76

              Mr. Leach retired in 1993 as Vice Chairman of the Board of Consolidated Freightways Inc., a California-based diversified trucking and transportation company. He had been a director of Consolidated Freightways since 1973 and President during 1990-1991. Since 1982, he has been a special partner of Sequoia Associates, a private investment firm. Mr. Leach also serves as a director of Acme Fixture & Casework, Inc., Basic American Foods, Inc., Newell Industrial, Inc., Newell Manufacturing, Inc., Golden Valley Produce, Inc., Clayton Group, Inc., Cascade Group, Inc., and Consolidated Freightways Corporation.


              GERALD G. NADIG      DIRECTOR SINCE 1996

[PHOTO]
              AGE 52


              Mr. Nadig has been President and CEO of the Company since January 1997, and was President and Chief Operating Officer ("COO") since 1991. From 1989 to 1991, Mr. Nadig was President and COO of MSC Pre Finish Metals Inc., a subsidiary of the Company.

              IRWIN P. POCHTER     DIRECTOR SINCE 1982

[PHOTO]
              AGE 73

              Mr. Pochter retired as Chairman of the Illinois operations of Frank B. Hall & Co., an international insurance brokerage firm, in November 1987. Mr. Pochter had served in this capacity since June 1980. Mr. Pochter also serves as a director of Fort Lewis College located in Durango, Colorado.

              HOWARD B. WITT       DIRECTOR SINCE JUNE 1997

              AGE 57
[PHOTO]
              Mr. Witt has been Chairman, President and CEO of Littelfuse, Inc. since 1993, was previously President and CEO of Littelfuse from 1990, and prior to 1990 served in several key management positions with Littelfuse since joining the company in 1979. Mr. Witt is currently a member of the Electronic Industries Association Board of Governors, the Artisan Mutual Fund Board of Directors and the Board of Directors of Franklin Electric Co.

COMMITTEES AND MEETINGS OF THE BOARD

  The Board held four meetings during fiscal 1997. Included among the committees of the Board are standing Audit, Compensation and Organization and Technology Committees. During fiscal 1997, directors in total attended approximately 98% of the aggregate number of meetings of the Board and the committees on which they served.

  The Audit Committee, currently consisting of Messrs. Heizer (Chairperson), Leach and Pochter, met two times during fiscal 1997. The functions of this committee include the following: recommending the selection of independent public accountants to the Board; reviewing the scope of the audits performed by the independent public accountants, the audit reports and any recommendations made by them; reviewing in April of each year the results of the audit for the prior fiscal year with the independent public accountants before the annual report to shareowners for that fiscal year is released publicly; and reviewing any non-audit services provided by the independent public accountants.

  The Compensation and Organization Committee, currently consisting of Ms. Decyk (Chairperson) and Messrs. Heizer and Leach, met three times during fiscal 1997. The functions of this committee include the following: determining, in consultation with the Company's Chairman of the Board and President and CEO, the compensation, including long-term performance incentives, of the Company's officers; reviewing and approving bonus compensation paid to the Company's key employees; reviewing and making recommendations to the Board with respect to the Company's compensation and benefit plans and policies; and overseeing director affairs, including serving as the nominating committee.

  The Technology Committee, currently consisting of Drs. Cohen (Chairperson) and Emmerich, met twice during fiscal 1997. The functions of this committee include analyzing current technology and its use and application in the Company's processes and evaluating technological developments and the suitability of new technology for the Company's operations.

  During fiscal 1997, directors who are not executive officers of the Company received an annual retainer of $20,000, plus $1,000 per meeting for attendance at Board meetings and $3,000 per year for chairing a Board committee, $1,000 per meeting for attendance at Board committee meetings, and reimbursement for normal travel expenses. $10,000 of the annual retainer was paid in cash, with the remainder paid in the form of stock options under the 1996 Stock Option Plan for Non-Employee Directors (the "1996 Plan"). Each eligible non-employee director also received an additional incentive stock option under the 1996 Plan.

SECURITY OWNERSHIP OF MANAGEMENT OF THE COMPANY

  The following table provides certain information, as of May 23, 1997 (except as otherwise noted), on the beneficial ownership of Common Stock as to each director of the Company, the executive officers named on the Summary Compensation Table below and the directors and officers of the Company as a group. To the knowledge of the Company, each person has sole voting and investment power for the shares shown unless otherwise noted. The address of all officers and directors described below is the address of the Company.

                           NUMBER OF SHARES          SHARES UNDER
NAME                     BENEFICIALLY OWNED (1) EXERCISABLE OPTIONS (2)   TOTAL   PERCENT OF CLASS
----                     ---------------------  ----------------------  --------- ----------------
Jerome B. Cohen.........          1,500                 14,720             16,220        (3)
Roxanne J. Decyk........          5,338                 14,720             20,058        (3)
Eugene W. Emmerich......          6,525                 24,420             30,945        (3)
G. Robert Evans.........        126,490                188,400            314,890       2.1%
E.F. Heizer, Jr.........        152,251                 20,280            172,531       1.1%
J. Frank Leach..........          7,500                 18,320             25,820        (3)
Gerald G. Nadig.........         65,818                 85,300            151,118        (3)
Irwin P. Pochter........         69,376                 24,420             93,796        (3)
Howard B. Witt..........            --                   1,375(4)           1,375        (3)
Frank D. Graziano.......         68,408                 32,100            100,508        (3)
Frank J. Lazowski, Jr...         33,850                 27,600             61,450        (3)
Thomas E. Moore.........          9,769                 20,550             30,319        (3)
James J. Waclawik, Sr...          9,529                 21,300             30,829        (3)
All officers and direc-
 tors
 as a group (20 per-
 sons)..................        678,372                649,570          1,325,392       8.6%

--------
(1) For purposes of the table, a person generally is deemed to be a beneficial owner of a security (including restricted stock) if such person has or shares voting power or investment power (including the power to dispose of the security) with respect to such security or has the right to acquire beneficial ownership thereof within 60 days. Does not include shares under exercisable options (which information is set forth separately).
(2) Includes shares subject to options that are exercisable on May 23, 1997 and options which become exercisable within 60 days thereafter.
(3) Less than 1%.
(4) Represents an annual retainer option granted under the 1996 Plan on June 2, 1997, the date Mr. Witt joined the Board as a non-employee director, which option is exercisable immediately.

                INFORMATION WITH RESPECT TO CERTAIN SHAREOWNERS

  The following table sets forth certain information on the beneficial ownership of Common Stock as of May 23, 1997, by each person known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock. To the knowledge of the Company, each shareowner has sole or shared voting and/or investment power as to the shares shown.

                                                 NUMBER OF SHARES    PERCENT OF
      NAME AND ADDRESS OF BENEFICIAL OWNER    BENEFICIALLY OWNED (1)  CLASS (2)
      ------------------------------------    ---------------------- ----------
      Capital Research and Management Compa-
       ny(3).................................       1,000,000           6.5%
      333 So. Hope Street
       Los Angeles, CA 90071

--------

(1)As reported in Schedule 13G filed with the Securities and Exchange
Commission.
(2)Based upon shares outstanding as of May 23, 1997.
(3) Capital Research and Management Company is the wholly-owned subsidiary of the Capital Group Companies, Inc. and serves as an investment advisor to SMALLCAP World Fund, Inc. (the registered holder of such shares).

                      COMPENSATION OF EXECUTIVE OFFICERS

I. SUMMARY COMPENSATION TABLE

  The following table discloses compensation received by the Company's Chairman of the Board, the President and Chief Executive Officer and the four other executive officers (all of whom except Dr. Graziano comprise the Company's Policy Committee).

                                     ANNUAL             LONG-TERM
                                  COMPENSATION     COMPENSATION AWARDS
                                 --------------- -------------------------
                                                 RESTRICTED    SECURITIES
                                                   STOCK       UNDERLYING       ALL OTHER
NAME AND PRINCIPAL        FISCAL SALARY   BONUS   AWARD(S)    OPTIONS/SARS     COMPENSATION
POSITION                   YEAR    ($)   ($)(1)     ($)           (#)             ($)(4)
------------------        ------ ------  ------- ----------   ------------     ------------
G. R. Evans.............   1997  376,000 157,658      --         33,000(6)        12,160
Chairman of the Board      1996  365,000  73,000      --         33,000(5)        16,120
                           1995  316,000 200,610  440,100(2)     30,000(3)        10,281
G. G. Nadig.............   1997  287,600 146,790      --         27,600(6)        11,460
President and Chief        1996  270,000  48,060      --         27,600(5)        10,105
Executive Officer (CEO)    1995  240,000 140,191      --            --            14,502
T. E. Moore.............   1997  130,600  63,037      --          6,300(6)         9,144
Executive Vice President
 and                       1996  120,800  58,602      --          7,800(7)(8)      8,933
Chief Operating Officer
 (COO)                     1995  115,000  46,802      --            --             8,395
J. J. Waclawik, Sr......   1997  125,000  61,761      --         12,600(9)(10)     7,704
Vice President, Chief
 Financial                 1996  111,000  14,608      --          8,400(5)         8,477
Officer, and Secretary
 (CFO)                     1995  101,000  42,005      --            --             7,709
F. D. Graziano..........   1997  141,100  45,606      --          8,400(6)        10,630
Senior Vice President,     1996  137,000  19,947      --          8,400(5)        14,410
Technology                 1995  128,600  61,124      --            --            14,217
F. J. Lazowski, Jr......   1997  123,600  39,852      --          8,400(6)        11,879
Vice President,            1996  120,000  17,472      --          8,400(5)        12,047
Human Resources            1995  110,000  51,227      --            --            11,452

--------
(1) The 1997 bonus compensation for key corporate and affected business unit managers included a negative adjustment for prior periods to reflect the recomputed profit component after taking into account the accounting irregularities announced on April 7, 1997 (see Compensation and Organization Committee Report below for more information).
(2) Restricted shares awarded April 21, 1994 (market price on date was approximately $14.67) equal in number to 30,000 matching options granted on the same date. Subject to restrictions on transfer until April 21, 2002 (subject to acceleration if the market price of a share of Common Stock achieves certain levels). Total restricted stock holdings as of February 28, 1997 for Mr. Evans were 52,800 shares (the total of the restricted stock award on April 21, 1994 and September 22, 1993 less 13,200 shares which became vested on June 2, 1995 when the market price of Common Stock reached $20 per share). Market value as of February 28, 1997 for such restricted stock holdings was $864,600. Dividends, if any, are paid on restricted Common Stock in the same manner as they are paid on unrestricted Common Stock.
(3) 30,000 options were granted under the 1993 Restricted Stock/Stock Option Awards Program under the 1992 Awards Plan at an option price of approximately $14.67 (market price on the date of grant). Options fully vest on March 21, 2004 (subject to acceleration under certain conditions).
(4) Company matching contribution to the employee's Savings and Investment Plan contribution and, starting in fiscal 1995, payments for the Defined Contribution Plan.

(5) Granted under the 1995 Stock Option Program under the 1992 Awards Plan (the "1995 Stock Option Program") at an option price of $16.25 (market price on the date of grant). One-third of the options vested on March 1, 1996, one-third vested on March 1, 1997, and the final third will vest on March 1, 1998.
(6) Granted under the 1995 Stock Option Program at an option price of $14.50 (market price on the date of grant). One-third of the options vested on March 1, 1997, one-third will vest on March 1, 1998, and the final third will vest on March 1, 1999.
(7) 6,300 shares were granted under the 1995 Stock Option Program on March 1, 1995 at an option price of $16.25 (market price on the date of grant). One-third of the options vested on March 1, 1996, one-third vested on March 1, 1997, and the final third will vest on March 1, 1998.
(8) 1,500 shares were granted under the Research and Development Incentive Program under the 1992 Awards Plan on September 1, 1995 at an option price of $18.75 (market price on the date of grant). The entire option will vest on September 1, 1998.
(9) 8,400 shares were granted under the 1995 Stock Option Program on March 1, 1996 at an option price of $14.50 (market price on the date of grant). One-third of the options vested on March 1, 1997, one-third will vest on March 1, 1998, and the final third will vest on March 1, 1999.
(10) 4,200 shares were granted under the 1995 Stock Option Program on September 19, 1996 at an option price of $17.63 (market price on the date of grant). One-third of the options will vest on September 19, 1997, one-third will vest on September 19, 1998, and the final third will vest on September 19, 1999.

II. OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                        POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                                                                        ANNUAL RATES OF STOCK
                                                                         PRICE APPRECIATION
                           INDIVIDUAL GRANTS                               FOR OPTION TERM
----------------------------------------------------------------------- ---------------------
                          NUMBER OF    % OF TOTAL
                          SECURITIES  OPTIONS/SARS EXERCISE
                          UNDERLYING   GRANTED TO   OR BASE
                         OPTIONS/SARS EMPLOYEES IN   PRICE   EXPIRATION
NAME                       GRANTED    FISCAL YEAR  ($/SHARE)    DATE    0%   5% (3)  10% (4)
----                     ------------ ------------ --------- ---------- --- -------- --------
G. R. Evans.............    33,000(1)     7.9        14.50    03/01/06  $ 0 $300,960 $762,630
G. G. Nadig.............    27,600(1)     6.6        14.50    03/01/06    0  251,712  637,836
T. E. Moore.............     6,300(1)     1.5        14.50    03/01/06    0   57,456  145,593
J. J. Waclawik, Sr......     8,400(1)     2.0        14.50    03/01/06    0   76,608  194,124
J. J. Waclawik, Sr......     4,200(2)     1.0        17.63    09/19/06    0   46,578  118,020
F. D. Graziano..........     8,400(1)     2.0        14.50    03/01/06    0   76,608  194,124
F. J. Lazowski, Jr......     8,400(1)     2.0        14.50    03/01/06    0   76,608  194,124

--------
Note--The dollar amount of total shareowner gain during the March 1, 1996 to March 1, 2006 option period at the expiration date of such options at the 5% and 10% price appreciation rates would be $139,391,667 and $353,213,621, respectively. The dollar amount of named optionees gain after ten years at the 5% and 10% price appreciation rates would be $886,530 and $2,246,451, respectively. The percentage of named optionees' gain to shareowner gain at both the 5% and 10% rates would be 0.6%.
(1) Options for the named individuals were granted at the fair market value of a share of Common Stock on the date of grant (March 1, 1996) pursuant to the 1995 Stock Option Program. One-third of the options vested on March 1, 1997, one-third will vest on March 1, 1998, and the final third will vest on March 1, 1999.
(2) Options for the named individual were granted at the fair market value of a share of Common Stock on the date of grant (September 19, 1996) under the 1992 Awards Plan. One-third of the options granted on September 19, 1996 will vest on September 19, 1997, one-third will vest on September 19, 1998 and the final third will vest on September 19, 1999.

(3) The market price of $14.50 per share at the date of grant of March 1, 1996 would appreciate to $23.62 for the options term. The market price $17.63 per share at the date of grant of September 19, 1996 would appreciate to $28.72 for the options term.
(4) The market price of $14.50 per share at the date of grant of March 1, 1996 would appreciate to $37.61 for the options term. The market price $17.63 per share at the date of grant of September 19, 1996 would appreciate to $45.73 for the options term.

III. AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

  The following table provides information on option exercises and unexercised option values for the named executive officers.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                            OPTIONS/SARS AT      IN-THE-MONEY OPTIONS/SARS
                             SHARES                       FISCAL YEAR END (#)    AT FISCAL YEAR END ($)(2)
                            ACQUIRED        VALUE      ------------------------- -------------------------
NAME                     ON EXERCISE(#) REALIZED($)(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     -------------- -------------- ----------- ------------- ----------- -------------
G. R. Evans.............     18,900        214,420       153,200      121,000     1,579,084     192,225
G. G. Nadig.............       None            N/A        62,100       70,000       335,743     105,050
T. E. Moore.............       None            N/A        15,600       15,750        85,651      20,306
J. J. Waclawik, Sr......       None            N/A        14,800       22,700        76,250      26,013
F. D. Graziano..........       None            N/A        25,300       20,000       142,663      29,200
F. J. Lazowski, Jr......       None            N/A        20,800       20,000       114,200      29,200

--------
Note--The exercise price of all options granted to the above named individuals was the fair market value of a share of Common Stock on the date of grant.
(1) The reported value realized on the exercised options is the market price on the exercise date less the exercise price.
(2) The value of unexercised options is based on a market price of $16.38 (the market price on February 28, 1997), less the exercise price.

                 COMPENSATION AND ORGANIZATION COMMITTEE REPORT

  The functions of the Compensation and Organization Committee include establishing and administering compensation plans for Material Sciences Corporation executive officers, reviewing executive officer compensation levels and evaluating management performance. The Committee is composed of three independent, non-employee directors. Set forth below is a report submitted by the Compensation and Organization Committee regarding the Company's compensation policies and programs for executive officers for fiscal year 1997.

COMPENSATION PHILOSOPHY

  The MSC management compensation program is designed to reward outstanding performance and results. Compensation plans are designed to attract and retain top quality and experienced managers by providing the opportunity to earn above median cash compensation for superior corporate, business unit, and individual performance plus the opportunity to accumulate stock-based wealth commensurate with the long-term growth and value created for MSC's shareowners.

EXECUTIVE COMPENSATION COMPONENTS

  MSC's compensation program has the following components:

    . Base salaries at median competitive levels for similar-size companies in general industry:

      --Salaries reviewed annually.

      --Annual adjustments based on individual performance, changes in duties and responsibilities, and general movement in similar-sized companies in general industry salary levels.

    .Significant incentive opportunity for management employees:

      --Total earnings (salary plus bonus) opportunity between median and 60th percentile competitive levels for superior performance.

      --Significant variability based on individual and business unit profit performance. Sixty percent (60%) of incentive compensation is based upon profit performance.

      --Performance defined by a combination of corporate, business unit, and individual goals that are critical to the Company's success. Principal corporate and business unit goals are net income, operating profit, cost reduction, working capital, safety and quality. Each individual also has several specific financial, operational or strategic goals based on the individual's contribution to the achievement of the Company's business strategy.

    . Stock options to management employees at median to 75th percentile competitive levels for similar-size companies in general industry:

      --Options were granted in fiscal 1997 to all key management employees at the 60th percentile competitive level, under the 1992 Awards Plan.

    . Special stock ownership long-term incentive to senior management employees:

      --One-time grant to management employees in fiscal 1994 to encourage and facilitate increased stock ownership and executive retention. The Chairman of the Board (former CEO) received two grants, one in fiscal 1994, and one in fiscal 1995.

      --Restricted Stock Award that vests after five to eight years-- sooner if aggressive share price targets are achieved--later if the stock price does not increase.

      --A matching Incentive Stock Option ("ISO") Grant--which vests if the underlying restricted stock is held for two (2) years after the restricted stock vests--otherwise the ISO shares do not vest for nine (9) years and eleven (11) months. Together with the "regular" stock options, this one-time grant puts the total long-term incentive package for key management employees at the 75th percentile for similar-size companies in general industry.

FISCAL 1997 PERFORMANCE

  At the beginning of fiscal 1997, the Compensation and Organization Committee approved performance objectives for Mr. Evans, the Chairman and CEO for most of fiscal 1997. His performance relative to these objectives was the basis for determining his 1997 annual incentive award. Sixty percent of his potential award was based on the achievement of a corporate profitability objective. The remaining forty percent of the CEO's annual incentive award was based on achievement of a combination of specific objectives, including expense control, company growth and other objectives. Performance goals for the other executive officers including Mr. Nadig (the current CEO) were approved by Mr. Evans (the CEO at the beginning of the year). These performance measures and goals were similar to those of the CEO. Their performance for the year was evaluated by the CEO, who recommended annual incentive awards for each individual. These awards were reviewed and approved by the Compensation and Organization Committee.

  On April 7, 1997, the Company announced that it had discovered accounting irregularities at one of its operating units. An independent investigation has confirmed that the controller of that operating unit acted alone and altered and falsified the unit's financial reports beginning in fiscal 1995. The Company's Incentive Compensation Program for management has a strong relationship between earnings (profit) performance and bonus payout. Management recommended, and the Compensation and Organization Committee concurred, that the 1997 incentive compensation for key corporate and affected business unit managers would include an adjustment for prior periods to reflect the recomputed profit component after taking into account the above-mentioned accounting irregularities.

  Mr. Evans earned an annual incentive award of $157,658 in fiscal 1997. The incentive award reflects a reduction of $53,443 or 25.3% due to the less than targeted results in fiscal 1997 and the adjustment for prior periods. The other named executives (excluding Mr. Moore, promoted to Chief Operating Officer on May 1, 1997, whose unit was not affected by the irregularities) received annual incentive awards in fiscal 1997 which reflect a reduction of 21.3% for the same reason. In all, 124 officers, managers and key employees received lower annual incentive awards in fiscal 1997 due to the accounting irregularities.

FISCAL 1997 ACTIONS

  On January 1, 1997, Mr. Nadig was elected President and Chief Executive Officer of the Company. Mr. Evans remains as Chairman of the Board. On October 1, 1996, Mr. Waclawik was elected Vice President, Chief Financial Officer, and Secretary and Mr. Vrba retired from the Company. Mr. Nadig and Mr. Waclawik received 20.5% and 22.5% promotional salary increases, respectively.

  In fiscal 1997, Mr. Evans was granted options for 33,000 shares and Mr. Nadig was granted options for 27,600 shares. The other four named executives received options for a total of 35,700 shares. All options were granted at market price at the time of grant. Salaries were increased 3% for all named executives in March 1996. In general, salary increases reflected individual performance, company performance and changes in the compensation market.

COMPENSATION CONSULTANTS AND COMPETITIVE DATA

  The Compensation and Organization Committee has access to compensation consultants who work with the Committee from time-to-time on executive compensation matters. The Committee also has access to competitive data on compensation levels for officer positions.

     MATERIAL SCIENCES CORPORATION COMPENSATION AND ORGANIZATION COMMITTEE

                       Ms. Roxanne J. Decyk, Chairperson
                             Mr. E.F. Heizer, Jr.
                              Mr. J. Frank Leach

                                      MSC

                               PERFORMANCE GRAPH

  The following chart shows total shareowner returns, assuming $100 was invested on February 29, 1992 in Material Sciences Corporation, the S&P 500 Index, and the Comparator Group (as described below), with dividends, if any, reinvested through February 28, 1997.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURNS
                    VERSUS THE S&P 500 AND COMPARATOR GROUP

                                     LOGO

                                                      FEBRUARY 28 OR 29,
                                              ----------------------------------
                                               1993   1994   1995   1996   1997
                                              ------ ------ ------ ------ ------
MSC.......................................... $107.0 $171.9 $154.5 $139.9 $159.3
S&P 500......................................  110.7  120.0  128.8  173.3  218.7
COMPARATOR GROUP.............................  112.3  125.9  129.0  143.8  143.7

COMPARATOR GROUP: BRUSH WELLMAN (BW)
                    OPTICAL COATING (OCLI)
                    CHEMFAB (CFA)
                    SOUTHWALL TECHNOLOGIES (SWTX)
                    WORTHINGTON INDUSTRIES (WTHG)
                    STEEL TECHNOLOGIES (STTX)

  The Comparator Group used in the performance graph covering the period fiscal 1993 through fiscal 1997 has been adjusted to reflect the elimination of Loctite which was acquired by another company during fiscal 1997.

                        EMPLOYMENT AND OTHER AGREEMENTS

  The Company and Mr. Evans are parties to an Employment Agreement, effective February 27, 1991 (the "Employment Agreement"), under which Mr. Evans is serving as Chairman of the Board of the Company. The Employment Agreement was for an initial term through February 28, 1994 (with successive one-year renewals thereafter), and initially provided for a minimum base salary of $250,000.

  Under the Employment Agreement, Mr. Evans was granted 45,000 shares of restricted Common Stock that vested on February 27, 1993.

  The Employment Agreement also confirmed the grant to Mr. Evans of options to purchase 180,000 shares of Common Stock at an exercise price of $5.28 per share (the fair market value on the date of the grant). The options granted to Mr. Evans expire approximately 10 years after grant and become exercisable in installments of 25% after two, three, four, and five years of employment with the Company (subject to acceleration if the market price of a share of Common Stock achieves certain levels). All of such options were vested on July 13, 1995.

  In lieu of Mr. Evans' entering into a Supplemental Pension Plan Agreement (as described below), under the Employment Agreement, the Company has agreed to provide Mr. Evans with a supplemental pension that, when stated as a single life annuity commencing at age 65, will provide an annual benefit equal to 6% of his average base salary over the last 12 consecutive months of his employment with the Company, multiplied by the number of years (up to a maximum of five years) that Mr. Evans was employed by the Company, reduced by certain other benefits payable to Mr. Evans.

  Under the Employment Agreement, if Mr. Evans' employment is terminated by the Company without cause, he will continue to receive his salary and health benefits for 24 months after the date of termination. Under the Employment Agreement, if Mr. Evans' employment is terminated (a) after a change in control of the Company, (b) by the Company without cause or (c) by Mr. Evans for good reason, he will receive a lump sum payment equal to 200% of his base salary at the date of termination, except to the extent that these payments would constitute "parachute payments" under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), and health benefits for a period of 24 months following termination. As defined in the Employment Agreement, a "change in control" occurs (a) when any person or group becomes the owner of more than 35% of the outstanding Common Stock, (b) when the non-management directors of the Company as of February 26, 1991 (or their approved successors), cease to constitute a majority of the Board, or (c) when the Company undergoes a combination after which the shareowners of the Company before the combination hold less than 50% of the voting shares of the entity resulting from the combination, unless Mr. Evans (i) receives disproportionate payments (other than payments from employment arrangements or stock and option plans in place before the change in control) from, (ii) owns equity securities (not including ownership of less than one percent of a publicly traded company) in, or (iii) acquires ownership (on different terms than other shareowners) of equity securities of the entity owning such shares, sponsoring the change in directors or combining with the Company, or an affiliate thereof.

  The Company has a severance agreement (the "Severance Agreement") with Mr. Waclawik which provides for, among other things, severance benefits in certain circumstances. The Severance Agreement provides for eighteen months of both health benefits and severance payments equal to Mr. Waclawik's then current monthly base salary should his employment be terminated by the Company for reasons other than Good Cause (as defined in the Severance Agreement) or by Mr. Waclawik for certain specified reasons.

                            EMPLOYEE AND OTHER PLANS

DEFINED BENEFIT PENSION PLAN

  On December 31, 1992, the Company froze its defined benefit pension plan and substituted a defined contribution plan for the benefit of all salaried employees of the Company, including executive officers, and certain salaried and hourly employees of its participating subsidiaries. All of the individuals named in the Summary Compensation Table were participants in the pension plan on December 31, 1992. The Company has since terminated the defined benefit pension plan and in December 1995 made distributions to all participants of their accrued pension amounts in full satisfaction of all obligations of the Company under such plan, and participants will not be entitled to any further payments thereunder.

SUPPLEMENTAL PENSION PLAN AGREEMENTS

  The Company has entered into Supplemental Pension Plan Agreements (the "Supplemental Pension Plan Agreements") with 14 current employees, including all executive officers as of May 23, 1997 (except Messrs. Evans, DeNeve and Williams), which provide benefits in the event of termination of employment, disability, or death before retirement. The disability benefit consists of a monthly payment until death equal to 50% of an individual's average monthly compensation for the last 12 consecutive months prior to disability, less the sum of benefits otherwise receivable by an individual (collectively referred to as the "Other Benefits") from Social Security and any other pension or retirement programs (whether maintained by the Company or not). The benefit upon termination of employment consists of a monthly payment, beginning in the month after termination (but not before the individual's 60th birthday) and continuing for 120 months or, if earlier, the death of the individual, equal to a specified percentage of the individual's average monthly compensation for the last 12 consecutive months prior to retirement, less the sum of the Other Benefits. The percentage varies depending on the participant's age at employment termination, ranging from 50% at the age of 60 to 66 2/3% at age 65. The payments will be made to a surviving spouse in the event of such individual's death, but in no event will more than 120 payments be made. A participant becomes eligible to receive the termination benefit upon reaching age 60 or the completion of 10 years of consecutive employment, whichever comes first. The death benefit consists of a monthly payment to the surviving spouse, if any, beginning after a participant's death while employed by the Company and continuing for 120 months or, if earlier, until the death of the spouse, equal to 50% of the participant's average monthly compensation for the 12 consecutive months prior to the participant's death, less the sum of the Other Benefits.

  The Supplemental Pension Plan Agreements also provide that the payments described above in the event of employment termination will commence to a participant in the event that (1) any person acquires 25% or more of the voting power of the Company's Common Stock or (2) the participant's employment is terminated other than for cause, disability, death, or voluntarily by the employee. For these purposes, termination of employment is deemed to occur after an individual's 65th birthday.

  The first Supplemental Pension Plan Agreements were entered into in June 1983. As of February 28, 1997, $2,305,616 had been accrued under the plans for current employees, of which $1,061,287 had been accrued to be paid to executive officers as of May 23, 1997 and $913,379 for persons named in the Summary Compensation Table (such accruals being $0, $260,622, $95,664, $17,208, $357,146 and $182,739 for Messrs. Evans, Nadig, Moore, Waclawik, Graziano and Lazowski, respectively).

            PROPOSAL TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

  On May 23, 1997, the Board unanimously adopted a resolution approving an amendment ("Share Increase Proposal") to the Company's Certificate of Incorporation which would increase the number of authorized shares of common stock of the Company ("Undesignated Common Stock") from 20,000,000 to 40,000,000 shares. The Company intends to designate all of the additional authorized shares of Undesignated Common Stock as Common Stock, par value $.02 per share, as further described below. As of May 23, 1997, 15,324,250 shares of Common Stock were issued and outstanding, 2,974,699 shares of Common Stock were reserved for issuance under outstanding stock options and convertible notes and 979,648 shares of Common Stock were held in treasury. The Board resolved that the Share Increase Proposal was advisable and be submitted to shareowners of the Company for their approval.

  The Company does not have any present plan, understanding or agreement to issue any shares of Undesignated Common Stock or additional shares of Common Stock other than to meet the requirements of its employee benefit and incentive plans and its convertible securities. However, the Board believes that the proposed increase in authorized shares of Undesignated Common Stock (and consequently the number of shares of Common Stock that may be issued) is desirable to enhance the Company's flexibility in connection with possible future actions, such as stock dividends, stock splits, financings, employee benefit programs, mergers, acquisitions of property and the possible funding of new businesses or for other corporate purposes. The Board will determine whether, when and on what terms the issuance of shares may be warranted in connection with any of the foregoing purposes. It is not anticipated that the Board will solicit shareowners for further authorization before issuing any such shares, except to the extent required by the rules of New York Stock Exchange or applicable law. As with the issuance of any shares of Common Stock other than on a pro rata basis to all current shareowners, the issuance of additional shares of Common Stock would reduce the proportionate interests in the Company held by current shareowners.

  The purpose of the Board in adopting the Share Increase Proposal is as stated above, although the availability for issuance of additional shares of Common Stock could enable the Board to render more difficult or discourage an attempt to obtain control of the Company. For example, the issuance of shares of Common Stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of the Company. The additional shares could also be used to render more difficult a merger or similar transaction even if it appears to be desirable to a majority of the shareowners. The Company is not aware of any pending or threatened efforts to obtain control of the Company. In addition, the mere existence of authorized but unissued Common Stock may have a depressive effect on the market price of the Common Stock.

  Because the rights, preferences and limitations of the Undesignated Common Stock are not provided for or designated in the Company's Certificate of Incorporation, the Board may direct from time to time, without further action on the part of shareowners of the Company, the issuance of shares of Undesignated Common Stock in one of more series and with such rights, preferences and limitations as the Board may determine with respect to each series. The Board has designated all currently authorized shares of Undesignated Common Stock as Common Stock, par value $.02 per share, which Common Stock is traded on the New York Stock Exchange. The Board intends to designate as Common Stock all additional authorized shares of Undesignated Common Stock and, if the Share Increase Proposal is approved by shareowners, to file a certificate of designation to such effect with the Secretary of State of Delaware shortly after approval.

  The Board may also direct from time to time, without further action on the part of shareowners of the Company, the issuance of shares of preferred stock ("Undesignated Preferred Stock") in one or more series and with such rights, preferences and limitations as the Board may determine with respect to each series because the rights, preferences and limitations of the Undesignated Preferred Stock are also not provided for or designated in the Company's Certificate of Incorporation. The Board has designated 1,000,000 shares of Undesignated Preferred Stock as Series B Preferred Stock, par value, $1.00, in connection with its shareowners rights plan.

  If approved, the Share Increase Proposal would become effective upon filing with the Secretary of State of Delaware a Certificate of Amendment to the Company's Certificate of Incorporation, which filing the Company anticipates would take place shortly after approval by shareowners.

  Under the provisions of the General Corporation Law of Delaware, a favorable vote of a majority of the outstanding shares of Common Stock of the Company entitled to vote on the Share Increase Proposal is required for adoption of the Share Increase Proposal. If vote is made by proxy and if no contrary specification is indicated on the proxy card, the shares represented thereby will be voted for approval of the Share Increase Proposal. Abstentions and non-voted shares with respect to the Share Increase Proposal will have the legal effect of a vote against the Share Increase Proposal.

                        THE BOARD RECOMMENDS A VOTE FOR
               APPROVAL OF THE PROPOSED INCREASE IN THE NUMBER OF
                       AUTHORIZED SHARES OF COMMON STOCK

                    PROPOSAL TO AMEND THE 1992 OMNIBUS STOCK
                         AWARDS PLAN FOR KEY EMPLOYEES

  The 1992 Awards Plan was originally adopted by the Board and approved by the shareowners of the Company in 1992. The 1992 Awards Plan was amended in 1995 to increase to 2,287,500 from 1,687,500 the aggregate number of shares of Common Stock with respect to which awards may be granted under the 1992 Awards Plan. After reviewing the Company's current compensation programs and incentives for key employees and consideration of, among other things, incentive programs established by comparable companies, the Board adopted an amendment to the 1992 Awards Plan ("1992 Plan Proposal") on May 23, 1997. The 1992 Plan Proposal will increase the aggregate number of shares of Common Stock with respect to which awards may be granted under the 1992 Awards Plan to 2,437,500 from 2,287,500 shares of Common Stock. The Board adopted the 1992 Plan Proposal subject to approval and adoption by the shareowners of the Company and provided that if not so approved, such amendment will terminate and be of no force or effect.

  The Board believes that the 1992 Plan Proposal is necessary for the Company to be able to continue to provide appropriate incentives to key employees and to encourage greater teamwork through rewards linked to increases in the price of Common Stock. Further, the Board considers such amendment to be an integral part of its market-competitive compensation program that enhances the Company's ability to retain a superior management team. As of May 23, 1997, of the 2,287,500 shares of Common Stock available for issuance upon the exercise or payment of awards granted under such plan, 7,793 shares of Common Stock remained available to be granted as awards. The increase of 150,000 shares and the currently available shares will be used for new hires, promotions, and other incentives in line with past practices.

  The Company is currently reviewing its stock-based incentive plans. It expects that the shares currently available for awards under the 1992 Awards Plan and the additional shares that will be available if the 1992 Plan Proposal is approved by shareowners will be fully utilized by the end of fiscal 1998 or early fiscal 1999. Management intends to recommend a stock-based plan to provide long-term incentives (aligned with increases in shareowner value) to the Compensation and Organization Committee of the Board during fiscal 1998. Based on the results of this activity, management expects to propose a stock-based incentive plan at the 1998 Annual Shareowners meeting.

  For purposes of the following discussion, the 1992 Awards Plan as it exists prior to the effectiveness of the 1992 Plan Proposal is referred to as the "Existing Plan" and as proposed to be amended is referred to as the "Amended Awards Plan."

  In the event that the 1992 Plan Proposal is not approved by the Company's shareowners, the Existing Plan will continue in effect but the Company's ability to grant new awards under the Existing Plan will be constrained due to the limited number of shares of Common Stock that currently remain available for awards under the Existing Plan.

  The complete text of the Amended Awards Plan reflecting all amendments to date and the 1992 Plan Proposal is set forth in Exhibit A attached hereto and should be read in its entirety by shareowners. The following description of the Amended Awards Plan is qualified in its entirety by Exhibit A.

  Administration Eligibility. The Compensation and Organization Committee administers the Amended Awards Plan, including the determination of employees eligible for participation and the form and amounts of awards. The Compensation and Organization Committee may, to the extent that any such action will not prevent the Amended Awards Plan from complying with Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of

1934 (as amended, "Exchange Act"), delegate any of its authority thereunder to such persons as it deems appropriate. Under the Amended Awards Plan, awards may be made to those employees of the Company and its subsidiaries (including the Company's executive officers) who are deemed to be key employees. As of May 23, 1997, there were approximately 230 persons (including all executive members of the Company) eligible for participation under the Amended Awards Plan.

  Limitations on Shares to be Issued. After giving effect to the 1992 Plan Proposal, a maximum of 2,437,500 shares of Common Stock will be authorized to be issued under awards granted under the Amended Awards Plan. Shares covered by any award granted under the Amended Awards Plan which subsequently expire unexercised or unpaid or are canceled, terminated or forfeited in any manner without the issuance of shares of Common Stock will again be available under the Amended Awards Plan. Based on the closing price of Common Stock on May 23, 1997, the aggregate market value of the total of 2,437,500 shares of Common Stock issuable under the Amended Awards Plan (which includes 7,793 shares currently available for issuance under the Existing Plan and the additional 150,000 shares covered by the 1992 Plan Proposal) is approximately $34,125,000. The calculation of the aggregate market value with respect to shares of Common Stock underlying options granted under the Amended Awards Plan is not reduced for prices paid or payable to the Company for such Common Stock by each optionee upon exercise.

  Awards. Awards may be in the form of stock options, stock appreciation rights ("SARs"), restricted stock or other awards.

  Options. Options granted under the Amended Awards Plan may be either ISO's or non-qualified options or such other form of option as the Compensation and Organization Committee may determine. Each option will be exercisable immediately in full or will become exercisable in installments (based on the passage of time, achievement of performance targets or both as determined by the Compensation and Organization Committee) over the option period as determined by the Compensation and Organization Committee. The expiration dates and the per share option price shall be determined by the Compensation and Organization Committee and specified in the option agreement, provided that the per share option price with respect to any option shall not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted. Options may be exercised in whole or in part. Shares acquired by exercise of an option may be paid for, at the discretion of the Compensation and Organization Committee, either in cash, in Common Stock (valued at the fair market value thereof on the date of exercise), by a combination thereof or with any other consideration.

  SARs. The Amended Awards Plan allows the Compensation and Organization Committee to grant awards in the form of SARs. An SAR entitles the holder to receive from the Company upon exercise an amount equal to the excess of the fair market value (at the date of exercise) of a share of Common Stock over a specified price multiplied by the number of shares of Common Stock as to which the holder is exercising the SAR. SARs may be awarded in tandem with any previously or contemporaneously granted option or independent of any option. To the extent a tandem SAR is exercised, the related option will be canceled and, to the extent the related option is exercised, the tandem SAR will be canceled. The amount payable upon exercise of a SAR may be paid by the Company in Common Stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the Compensation and Organization Committee may determine.

  Incentive Awards of Restricted Stock. The Amended Awards Plan allows the Compensation and Organization Committee to award shares of Common Stock to participants ("restricted stock"). The Compensation and Organization Committee will establish a restriction period ("restriction period") for each restricted stock award. During this restriction period, shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Except for such restrictions, the participant will have all the rights of a holder of Common Stock as to such restricted stock. The Compensation and Organization Committee may permit or require the payment of cash dividends to be deferred and, if the Compensation and Organization Committee so determines, reinvested in additional restricted stock or otherwise invested. Except as provided by the Compensation and Organization Committee, the participant will forfeit all shares of Common Stock still subject to restriction upon termination of such participant's employment for any reason during the restriction period.

  Other Awards. The Amended Awards Plan allows the Compensation and Organization Committee to grant other awards, including, without limitation, performance shares, convertible debentures, other convertible securities and other forms of awards measured in whole or in part by the value of Common Stock, the performance of the participant or the performance of the Company. Such awards may be payable in Common Stock, cash or both. At the time of any such award, the Compensation and Organization Committee will, if applicable, determine a performance period and performance goals to be achieved during the performance period, subject to such later revisions as the Compensation and Organization Committee may deem appropriate to reflect significant unforeseen events such as changes in laws, regulations or accounting practices, unusual or non-recurring items or occurrences. Following the conclusion of each performance period, the Compensation and Organization Committee may determine the extent to which performance goals have been attained or a degree of achievement between maximum and minimum levels during the performance period in order to evaluate the level of payment to be made, if any.

  Amendment. The Board or the Compensation and Organization Committee may suspend or terminate the Amended Awards Plan or any portion thereof at any time and may amend it from time to time in such respects as the Board or the Compensation and Organization Committee may deem advisable; provided, however, that no such amendment shall be made, without shareowner approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the Common Stock is listed. No such amendment, suspension or termination shall impair the rights of participants under outstanding awards without the consent of the participants affected thereby. The Compensation and Organization Committee may amend or modify any award in any manner to the extent that the Compensation and Organization Committee would have had the authority under the Amended Awards Plan to initially grant such award. No such amendment or modification shall impair the rights of any participant under any award without the consent of such participant.

  Adjustments; Sale of the Company. Appropriate adjustments will be made by the Compensation and Organization Committee in the maximum number and kind of shares of Common Stock to be issued under the Amended Awards Plan and awards granted thereunder to give effect to any stock splits, stock dividends and other relevant changes in the Company's capitalization. If the Company shall effect a merger, consolidation or other reorganization pursuant to which the outstanding shares of Common Stock shall be exchanged for shares or other securities of the Company or any other corporation, the Company shall use its best efforts to provide in any related agreement or plan that any holder of an award under the Amended Awards Plan will receive in such transaction, as further described in the Amended Awards Plan, such kind and number of shares or other securities of the Company or such other corporation as the Compensation and Organization Committee deems equitable and appropriate. For example, an optionee would have the right to purchase, at the aggregate option price provided for in his option agreement and on the same terms and conditions, the kind and number of shares or other securities of the Company or other such corporation which would have been issuable to him in respect of the number of shares of Common Stock which were subject to such option immediately prior to the effective date of such transaction is such shares had been then owned by him. Any such adjustment would be effected so that the difference between the aggregate fair market value of the shares or other securities subject to the options immediately after given effect to such adjustment and the aggregate option price of such shares or other securities will be substantially equal to (but will not be more than) the difference between the aggregate fair market value of the shares subject to such options immediately prior to such adjustment and the aggregate option price of such shares. If the adjustments described above have not been made with respect to any options, SARs or restricted stock issued pursuant to the Amended Awards Plan by the date ten days prior to the scheduled effective date of any such merger, consolidation or other reorganization, then such options and SARs will become exercisable in full and the restrictions on the transfer, assignment, pledge or other encumbrance of such restricted stock will lapse as of such date.

  Upon the approval of the Company's shareowners of a merger, consolidation or other reorganization pursuant to which the outstanding shares of the Company's Common Stock are to be exchanged for cash, or upon the adoption by shareowners of a plan of complete liquidation, the restrictions on the transfer, assignment, pledge or other encumbrance of restricted stock issued pursuant to the Amended Awards Plan will lapse and all options outstanding under the Amended Awards Plan will become exercisable in full.

  Federal Income Tax Consequences. The following discussion is a brief summary of the current federal income tax rules (including proposed regulations) relevant to stock options and SARs granted to individuals who are U.S. citizens or residents. The rules governing the tax aspects of these items are highly technical and subject to change.

  Non-Qualified Options and SARs. The grant of a non-qualified option or SAR with an exercise price per share not less than the fair market value of a share of Common Stock on the date of grant does not result in any taxable income to the recipient or deduction for the Company. However, when any such option is exercised (assuming the Common Stock acquired is not restricted stock for purposes of Section 83 of the Code) the excess of the fair market value on the exercise date of the shares acquired over the aggregate exercise price ("spread") will be taxable to the holder as ordinary compensation income. Similarly, when an SAR is exercised, the amount paid to the holder will be taxable as ordinary compensation income. In both cases, the Company will generally be entitled to a tax deduction in an amount equal to the income taxable to the holder.

  The optionee's tax basis in shares acquired upon exercise of a non-qualified option will equal the optionee's fair market value on the exercise date and the optionee's holding period for such shares will begin on the day after the exercise date.

  ISO's. An optionee will not be required to report taxable income on the grant or exercise of an ISO. The spread at exercise will, however, constitute an item includible in alternative minimum taxable income and may thereby subject the optionee to the alternative minimum tax.

  Upon the disposition of shares acquired pursuant to the exercise of an ISO ("ISO Shares") after the later of (a) two years from the date of the grant of such ISO and (b) one year from the date such ISO was exercised (the "ISO Holding Period"), the optionee will have a long-term capital gain or loss, as the case may be, measured by the difference between the selling price and the exercise price. In such case, the Company is not entitled to any tax deduction.

  In general, if an optionee disposes of ISO shares before the expiration of the ISO Holding Period (i.e., makes a "disqualifying disposition"), an amount equal to the spread at exercise will be taxable as ordinary income to the optionee at the time of the disposition. If the selling price is greater than the fair market value of the shares on the date of exercise, the excess will be taxable to the optionee as capital gain (long-term or short-term, depending upon whether the optionee held the ISO shares for more than 12 months). Except in certain limited circumstances (such as disposition by gift or by sale to a related person), if the selling price is less than the fair market value of the shares on the date of exercise, the difference will ordinarily reduce the amount of ordinary income taxable to the optionee.

  In the case of a disqualifying disposition, the Company generally is entitled a tax deduction in the same amount as the optionee's ordinary income. The Company is not entitled to any deduction with respect to an optionee's capital gain.

  Use of Stock to Pay Exercise Price. If an optionee delivers shares of previously-acquired Common Stock ("old shares"), however acquired, in payment of all or part of the exercise price of a non-qualified option, any appreciation or depreciation in the value of the old shares after their acquisition dates is not taxable as a result of such delivery. The optionee's tax basis in, and holding period for, the old shares will carry over to the same number of shares received at exercise on a share-for-share basis. Assuming any additional shares received ("new shares") are not subject to restrictions, their fair market value at the exercise date will be taxable to the optionee as ordinary compensation income. The tax basis for the new shares will equal their fair market value on the exercise date and the holding period for such shares will begin on the day after the exercise date. The Company will generally be entitled to a tax deduction equal to the optionee's ordinary income.

  If an optionee delivers old shares (other than old shares acquired upon exercise of an ISO and not held for the ISO Holding Period) in payment of all or part of the exercise price of an ISO, any appreciation or depreciation in the value of the old shares after their acquisition dates is not taxable as a result of such delivery. The optionee's tax basis in, and holding period for, the old shares will carry over to the same number of shares received (the "replacement shares") on a share-for-share basis. However, under proposed regulations, if there is a later disposition of the replacement shares, satisfaction of the ISO Holding Period will be measured from the date those shares were actually received (and not their holding period for other purposes), and, if the result is a disqualifying disposition of the replacement shares, the consequences will be computed as if the optionee had paid fair value for the replacements shares at the time they were actually received (even though that may be different than their tax basis for other purposes). With respect to any new shares received, the optionee will have a tax basis equal to the amount of the exercise price paid in cash (if any), and the holding period will begin on the day after the exercise date. If there is a later disposition of the new shares, satisfaction of the holding period will begin on the day after the exercise date. If there is a later disposition of the new shares, satisfaction of the ISO Holding Period will be measured from the date those shares were actually received, and the federal tax consequences will be based on the amount actually paid for the new shares (which should be the same as their tax basis for other purposes). Proposed regulations provide that when an ISO is exercised using old shares, a later disqualifying disposition of the shares received will be deemed to be a disposition of the shares having the lowest tax basis first.

  If an optionee pays the exercise price of an ISO in whole or in part with old shares that were acquired upon exercise of an ISO and that have not been held for the ISO Holding Period, the optionee incurs ordinary compensation income (but not capital gain) under the rules applicable to disqualifying dispositions, and the Company will generally be entitled to a corresponding compensation expense deduction. An optionee's basis in the replacement shares received is increased by the amount of the ordinary income recognized. Other than this recognition of ordinary income and the corresponding increase in basis, the rules described in the previous paragraph apply.

  Tax Withholding. The Company will withhold applicable federal and state income taxes and will require, when applicable, that participants pay to the Company, in addition to any exercise price, amounts required for any such withholding. The Compensation and Organization Committee has other rights and powers which it may exercise to satisfy any withholding or tax due with respect to any amount payable or shares issuable under the

Amended Plan. If the Compensation and Organization Committee consent and other required conditions are met, participants may satisfy all or part of such tax obligation by having the Company withhold shares of Common Stock otherwise issuable under awards or by delivering previously owned shares to the Company.

  Section 16(b) Consequences. If a participant acquires shares on exercising an option and an immediate sale of such shares could subject such participant to liability under Section 16(b) of the Exchange Act (which might occur if the specific option grant is not approved by a requisite vote of the Board or Compensation and Organization Committee), such risk of liability may cause the date for determining the fair value and the acquisition date of the shares to be delayed for six months from the date of acquisition. This issue may be avoided (so that the actual acquisition date and fair market value on that date are used) by filing an election under Section 83(b) of the Code.

VOTE REQUIRED

  The 1992 Plan Proposal requires approval by the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting, in person or by proxy. If vote is made by proxy and if no contrary specification is indicated on the proxy card, the shares represented thereby will be voted for approval of the 1992 Plan Proposal. Abstentions and non-voted shares with respect to the 1992 Plan Proposal will not be counted in determining whether the 1992 Plan Proposal receives the affirmative vote of a majority of the shares present and entitled to vote at the meeting. If the 1992 Plan Proposal is not approved and adopted by the shareowners of the Company at the upcoming 1997 Annual Meeting, the 1992 Plan Proposal will terminate and be of no force or effect. In this event, the Existing Plan will continue in effect but the Company's ability to grant new awards under the Existing Plan will be constrained due to the limited number of shares of Common Stock that currently remain available for awards under the Existing Plan.

      THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE 1992 PLAN PROPOSAL
                  TO THE 1992 OMNIBUS PLAN FOR KEY EMPLOYEES

              PROPOSAL TO AMEND THE EMPLOYEE STOCK PURCHASE PLAN

  The Purchase Plan was originally adopted by the Board and approved by the shareowners of the Company in 1985. After reviewing the Company's current compensation programs and incentives for its employees and consideration of, among other things, the compensation profile of employees at comparable companies, the Board adopted an amendment to the Purchase Plan ("Purchase Plan Proposal") on May 23, 1997. The Purchase Plan Proposal will increase by 600,000 the aggregate number of shares of Common Stock that may be issued under the Purchase Plan.

  The purpose of the Purchase Plan Proposal is to enhance the incentives of participant employees to create value for the Company and its shareowners by making participants shareowners themselves and thereby giving them a direct ownership interest in the Company. The Purchase Plan allows participants to purchase shares of Common Stock at 85% of the fair market value thereof on the first or last day of specified purchase periods (whichever is less) by authorizing specified payroll deductions to effect purchases pursuant to the Purchase Plan.

  As of May 23, 1997, a maximum of 86,590 shares of Common Stock remained available for issuance under the Purchase Plan. Thus, the Board expects that it will need to begin utilizing the shares newly available under the Purchase Plan as a result of the Purchase Plan Proposal beginning on or around February 1998.

  The Board adopted the Purchase Plan Proposal subject to approval and adoption by the shareowners of the Company and provided that if not so approved, such amendment will terminate and be of no force or effect. In the event that the Purchase Plan Proposal is not approved by the Company's shareowners, the Company's ability to continue the Purchase Plan will be constrained due to the limited number of shares of Common Stock that remain available for issuance under the Purchase Plan.

  The complete text of the Purchase Plan reflecting all amendments to date and the Purchase Plan Proposal is set forth in Exhibit B attached hereto and should be read in its entirety by shareowners. The following description of the Purchase Plan is qualified in its entirety by Exhibit B.

  Eligibility. Any active employee of the Company and its subsidiaries, including officers and directors who are employees, may participate in the Purchase Plan except employees (a) whose customary employment is twenty hours or less per week or (b) whose customary employment is for not more than five months in any calendar year. As of May 23, 1997, the Company and its subsidiaries employed approximately 1,000 persons eligible to participate in the Purchase Plan. The Company will not grant to any participant any right to purchase shares of Common Stock if the exercise of such right would permit the fair market value of all shares of Common Stock purchased by the participant under all employee stock purchase plans of the Company and its subsidiaries to exceed $25,000 in any calendar year, or if such exercise would cause such participant to own five percent or more of the combined voting power or value of all classes of the Company's stock. The amount of shares to be purchased by any participant will be determined by the participant, subject to the limitations set forth below.

  Limitations on Shares To Be Issued. After giving effect to the Purchase Plan Proposal, a maximum of 1,264,536 shares of Common Stock will be authorized for issuance under the Purchase Plan, of which 577,946 shares have been utilized since 1985. Appropriate adjustments will be made in the maximum number of shares of Common Stock that may be issued under the Purchase Plan and awards granted thereunder to give effect to any stock splits, stock dividends and other relevant changes in the Company's capitalization. Shares issued under the Purchase Plan may be authorized and unissued shares or treasury shares. The Purchase Plan will automatically terminate when the maximum number of shares of Common Stock issuable in connection with the Purchase Plan has been purchased. Based on the closing price of Common Stock on May 23, 1997, the aggregate market value of the total of 686,590 additional shares of Common Stock issuable under the Purchase Plan (which is comprised of the 86,590 shares currently available for issuance under the Purchase Plan and the additional 600,000 shares contemplated by the Purchase Plan Proposal) is approximately $9,612,260.

  Basis of Participation. Each eligible employee may enroll in the Purchase Plan during the one-month enrollment period immediately preceding the commencement of each purchase period. In order to enroll in the Purchase Plan, an employee must file a payroll deduction authorization card which directs the employer to deduct not less than two percent nor more than six percent of such employee's gross earnings during each payroll period. A participant may change the amount of his payroll deduction during any enrollment period.

  Payroll deductions will be credited to a purchase account established for each participant. Interest will accrue with respect to amounts credited from time to time to the participant's purchase account. At the end of each six-month purchase period, the amount in a participant's account will be applied to purchase the maximum number of whole shares of Common Stock obtainable at a price equal to 85% of the fair market value of such shares on the first or last day of such purchase period, whichever is less. A participant may, at his option and without terminating his participation in the Purchase Plan, elect to receive in cash the full amount credited to his purchase account, together with accrued interest thereon, at any time.

  A participant may at any time elect to terminate his participation in the Purchase Plan and receive the entire cash balance (including accrued interest) in his purchase account by giving the requisite notice to his employer. The death or termination of employment of any participant shall cause an immediate termination of such participant's participation in the Purchase Plan, and the Company shall thereupon return to such employee or his legal representative the amount of cash remaining in such participant's purchase account (including accrued interest).

  Participants shall have all of the rights and privileges of any shareowner with respect to such shares. Rights to purchase shares of Common Stock pursuant to the Stock Purchase Plan are not transferable, except by will and the laws of descent and distribution, and may be exercised during the lifetime of the person to whom they were granted only by such person.

  Administration. The Purchase Plan will be administered by the Board of Directors of the Company or, if designated by the Board, a committee of directors not eligible to participate in the Purchase Plan. Responsibility for administration of the Purchase Plan has been delegated to the Compensation and Organization Committee. All expenses of administering the Purchase Plan will be paid by the Company.

  Amendment. The Board may amend the Purchase Plan at any time in such respects as the Board or the Compensation and Organization Committee may deem advisable. No amendment so effected may, however, (a) materially adversely affect any purchase rights outstanding during the purchase period in which such amendment is to be effected, (b) increase the maximum number of shares of Common Stock that may be purchased under the Purchase Plan, (c) decrease the per share purchase price for shares under the plan below 85% of the fair market value of such shares on the first or last day of the purchase period, whichever is less, or (d) adversely affect the qualification of the Purchase Plan under Section 423 of the Code.

  Federal Income Tax Consequences. The following discussion is intended only as a general summary of the federal income tax consequences arising from the purchase of shares of Common Stock pursuant to the Purchase Plan ("Plan Shares") and the subsequent disposition of such Plan Shares, as based upon the Code as currently in effect. Because federal income tax consequences will vary as a result of individual circumstances, each employee participating in the Purchase Plan should consult his or her tax advisor with respect to the tax consequences of the purchase or disposition of Plan Shares. Moreover, the following summary relates only to participants' federal income tax treatment, and state, local and foreign tax consequences may be substantially different.

  The Purchase Plan is an "employee stock purchase plan" as defined in Section 423 of the Code and the Company reports the tax consequences of rights to purchase stock and the exercise of such rights pursuant to the Purchase Plan accordingly. Except where noted otherwise, the following discussion assumes that the Purchase Plan is so qualified.

  Under applicable provisions of the Code, participants are taxed on all compensation income, including the amount of payroll deductions used to purchase Plan Shares. However, assuming the Purchase Plan is qualified as an employee stock purchase plan pursuant to Code Section 423, participants will not recognize taxable income, and the Company will not be entitled to a deduction, upon the grant or exercise of a right to purchase Plan Shares. If the Purchase Plan is not so qualified for any reason, then the grant of a right to purchase Plan Shares will not be taxable, but participants will recognize ordinary income on the date of purchase of Plan Shares (under the Purchase Plan, the date of purchase of Plan Shares is the last day of the purchase period) equal to the difference between the price paid and the fair market value of the Plan Shares on the purchase date, and the Company will be entitled to a deduction for the same amount. Thereafter, a participant will be taxed like any other investor in Common Stock, as if the participant had purchased the Plan Shares at fair market value.

  Assuming the Purchase Plan qualifies under Code Section 423, the tax treatment of a participant who sells Plan Shares (or makes a taxable exchange of Plan Shares for other property) depends on how long the participant holds those Plan Shares, measured from the date of grant of the right to purchase such Plan Shares--that is, the first date of the purchase period ("Grant Date"). If a participant sells Plan Shares more than two years after the Grant Date, the gain or loss on such sale is computed as the difference between the price paid and the sale price. If the Plan Shares are sold at a gain, a portion of the gain will be treated as ordinary compensation income equal to the lesser of (a) 15% of the fair market value of the Plan Shares on the Grant Date and
(b) the difference between the fair market value of the Plan Shares on the date of disposition and the amount the participant paid for such Plan Shares. If there is any additional gain (in excess of the compensation income amount), the remaining gain will be long-term capital gain. If the Plan Shares are sold at a loss, the loss will be a capital loss, and no portion of the loss will be treated as an ordinary loss or deduction. The Company will not be entitled to any deduction as a result of any such sale.

  If a participant sells Plan Shares within two years after the Grant Date, a two-step analysis is required. First, the participant will recognize compensation income in the year of sale equal to 15% of the fair market value of the Plan Shares on the date of purchase. This amount of compensation income is then treated as an additional amount paid for the Plan Shares, so that the participant is deemed to have purchased the Plan Shares at their fair market value on the Grant Date. Second, capital gain or loss will be computed as the difference between the actual sale price and the deemed purchase price (that is, the difference between the actual sale price and the fair market value on the date of purchase). The capital gain or loss will be long-term or short-term gain or loss depending on whether the participant held the Plan Shares for more than one year after the date of purchase. In the case of a sale of Plan Shares within two years after the date of purchase, the Company will be entitled to a deduction in the year of sale equal to the amount the participant reports as compensation income.

  If a participant makes a gift or otherwise disposes of Plan Shares other than in a taxable exchange or sale, the participant may recognize compensation income in the year of such disposition. In the case of a disposition more than two years after the Grant Date, if the fair market value of the Plan Shares on the date of disposition is greater than the amount the participant paid for such Plan Shares, the amount of compensation income will be the lesser of (a) 15% of the fair market value of the Plan Shares on the Grant Date and (b) the difference between the fair market value of the Plan Shares on the date of disposition and the amount the participant paid for such Plan Shares. If the fair market value of the Plan Shares on the date of disposition is not greater than the amount the participant paid for such Plan Shares, the participant does not recognize any compensation income. In the case of such a disposition within two years of the Grant Date, the amount of ordinary compensation income will be 15% of the fair market value of the Plan Shares on the date of purchase, regardless of the fair market value at the time of the disposition. In such case, the Company will be entitled to a deduction for the amount of the participant's compensation income.

  If a participant dies while still holding Plan Shares and the fair market value of the Plan Shares on the date of death is greater than the amount the participant paid for such Plan Shares, the tax return for the year of death must include compensation income equal to the lesser of (a) 15% of the fair market value of the Plan Shares on the Grant Date and (b) the difference between the fair market value of the Plan Shares on the date of death and the amount the participant paid for such Plan Shares. If the fair market value of the Plan Shares on the date of death is not greater than the amount the participant paid for such Plan Shares, the tax return for the year of death will not include any compensation income relating to the Plan Shares.

  The above discussion assumes that any participant that is subject to six month short-swing profit liability under Section 16(b) of the Exchange Act (a "16(b) Person") (typically, officers and directors of the Company) has made a proper election pursuant to Section 83(b) of the Code for each purchase of Plan Shares (which elections must be filed within 30 days of each purchase of Plan Shares). However, if a 16(b) Person has not made such an election and disposes of Plan Shares within two years after the Grant Date (other than by reason of death), the amount of ordinary compensation income (if any) will generally be equal to the difference between the amount the participant paid for such Plan Shares and the fair market value of the Plan Shares on the date six months after the date of purchase (that is, at the time such Plan Shares vest) rather than equal to 15% of the fair market value of the Plan Shares on the date of purchase. In the case of such a disposition of Plan Shares within two years after Grant Date, the holding period for determining whether capital gain is long-term or short-term may begin on the date six months after the date of purchase of the Plan Shares (rather than the date of purchase of the Plan Shares).

  Any dividends paid on Plan Shares must be reported as ordinary income in the year paid, regardless of the fact that such dividends are reinvested in additional Plan Shares. The sale of Plan Shares purchased through dividend reinvestment is subject to the income tax rules that normally apply to the sale of securities.

  As discussed above, the compensation to an employee related to the purchase and disposition of Plan Shares is only deductible by the Company if the employee disposed of the Plan Shares (other than by death) within two years after purchase. However, if in any taxable year beginning after December 31, 1993 an employee's total compensation from the Company (including compensation related to the purchase of Plan Shares) exceeds $1 million, compensation in excess of $1 million that would otherwise be deductible by the Company may not be deductible under Code Section 162(m) if such employee is a highly compensated employee employed by the Company at the end of the taxable year whose compensation is required to be disclosed under the Exchange Act. Compensation that is "performance-based" within the meaning of Code Section 162(m) is excluded from the calculation of taxable income subject to the $1 million deduction limit. It is expected that compensation related to the purchase of Plan Shares will not be "performance-based" and, therefore, such compensation that would otherwise be deductible by the Company will only be deductible in accordance with the $1 million deduction limit of Code Section 162(m).

VOTE REQUIRED

  The Purchase Plan Proposal requires approval by the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting, in person or by proxy. If vote is made by proxy and if no contrary specification is indicated on the proxy card, the shares represented thereby will be voted for approval of the Purchase Plan Proposal. Abstentions and non-voted shares with respect to the Purchase Plan Proposal will not be counted in determining whether the Purchase Plan Proposal receives the affirmative vote of a majority of the shares present and entitled to vote at the meeting. If the Purchase Plan Proposal is not approved and adopted by the shareowners of the Company at the upcoming 1997 Annual Meeting, the Purchase Plan Proposal will terminate and be of no force or effect. In this event, the Purchase Plan will continue in effect but the Company's ability to issue Common Stock in connection therewith will be constrained due to the limited number of shares of Common Stock that currently remain available for issuance under the Purchase Plan.

         THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE PURCHASE PLAN
                 PROPOSAL TO THE EMPLOYEE STOCK PURCHASE PLAN

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors and officers to file reports of ownership and changes in ownership of shares of the Company's Common Stock with the Securities and Exchange Commission ("SEC"). Directors and officers are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, from March 1, 1996 through February 28, 1997, its directors and officers complied with all applicable filing requirements except as noted below. During fiscal 1997, G. Robert Evans, an officer of the Company, was late in filing with the SEC one report (Form 4) relating to one transaction involving the exercise of an option. Mr. Evans retained ownership of the Common Stock received upon exercise of the option. Gerald G. Nadig, an officer of the Company, filed a Form 4 covering November 1995 which showed a sale of 1,549 shares of Common Stock, but such Form 4 did not show that an irrevocable trust established by Mr. Nadig for the benefit of his children purchased such shares. Mr. Nadig has amended his November 1995 Form 4 to reflect such acquisition by such trust. Mr. Nadig has and does disclaim beneficial ownership of the shares of Common Stock held by such trust.

                                 MISCELLANEOUS

SHAREOWNER PROPOSALS FOR 1998 ANNUAL MEETING OF SHAREOWNERS

  Proposals of shareowners intended to be presented at the 1998 Annual Meeting of Shareowners must be received by the Company by February 16, 1998, to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Such proposals should be addressed to Secretary, Material Sciences Corporation, 2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

  The Board and management do not now intend to present, nor do they know of any others who intend to present, any matters at the 1997 Annual Meeting of Shareowners other than those disclosed in the notice of the meeting. Should any other matter requiring a vote of the shareowners arise, however, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares on any such other matter in accordance with their best judgment.

SOLICITATION OF PROXIES

  The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers, and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of the Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing. In addition, the Company expects to pay $5,000, plus expenses, for assistance by Corporate Investor Communications, Inc. ("CIC") in the solicitation of proxies. Some of the officers and other employees of the Company and CIC may solicit proxies personally, by telephone, telegraph, or mail. The officers and employees of the Company will not receive any additional compensation for such activities.

ADDITIONAL INFORMATION

  The Company will provide without charge to each shareowner upon written request a copy of the Company's Annual Report on Form 10-K, including the financial statement schedules, for its most recent fiscal year. Individuals interested in receiving such Form 10-K should by written request contact:

                        Shareowner Relations Department
                         Material Sciences Corporation
                           2200 East Pratt Boulevard
                          Elk Grove Village, IL 60007

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Representatives of Arthur Andersen LLP, the Company's independent public accountants, are expected to be present at the annual meeting and will be available to respond to questions and may make a statement if they so desire.

                                          By Order of the Board of Directors,

                                          James J. Waclawik, Sr.
                                          Vice President, Chief Financial
                                          Officer, and Secretary

                                          Material Sciences Corporation

Elk Grove Village, Illinois
June 16, 1997

                                                                      EXHIBIT A

                         MATERIAL SCIENCES CORPORATION
                        1992 OMNIBUS STOCK AWARDS PLAN
                               FOR KEY EMPLOYEES

  1. PURPOSE. The purpose of this 1992 Omnibus Stock Awards Plan for Key Employees (this "Plan") is to provide incentives to management and other key employees of Material Sciences Corporation (the "Company") and its subsidiaries through rewards based upon the ownership and performance of the common stock of the Company, $.02 par value per share ("common stock").

  2. LIMITATIONS ON SHARES TO BE ISSUED. The number of shares of common stock with respect to which awards may be granted under this Plan and which may be issued upon the exercise or payment thereof shall not exceed, in the aggregate, 2,437,500 shares, provided, however, that to the extent any awards hereunder expire unexercised or unpaid or are cancelled, terminated or forfeited in any manner without the issuance of shares of common stock thereunder, such shares shall again be available under this Plan. Shares of common stock issued under this Plan may be authorized and unissued shares of common stock, treasury stock, or a combination thereof, as the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company (the "Board") shall determine.

  3. AWARDS. The Compensation Committee may grant to those persons who it deems to be key employees of the Company or any subsidiary of the Company (collectively, the "participants"), in accordance with this Section 3 and the other provisions of this Plan, stock options, stock appreciation rights ("SARs"), restricted stock and other awards.

    (A) OPTIONS.

      (i) Options granted under this Plan may be either incentive stock options ("ISOs") which qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or options which do not qualify under such Section ("non-qualified options"), or in such other form, consistent with this Plan, as the Compensation Committee may determine. Each option granted under this Plan shall be evidenced by a written agreement between the Company and the optionee, and such written agreement shall specify whether such option is intended to be an ISO or a non-qualified option. Each option shall be exercisable immediately in full or shall become exercisable in installments (based on the passage of time, achievement of performance targets or both as determined by the Compensation Committee) over the option period in such percentages of the total number of shares covered by the option as shall be determined by the Compensation Committee and stated in the agreement evidencing such option.

      (ii) The per share option price shall be a price determined by the Compensation Committee and specified in the option agreement, provided that the per share option price with respect to any options granted under this Plan (including, without limitation, any ISO's) shall not be less than 100% of the fair market value (determined in accordance with procedures established by the Compensation Committee, the "fair market value") of a share of common stock on the date the option is granted.

      (iii) Options shall be exercised in whole or in part by written notice to the Company (to the attention of the Secretary of the Company) and payment in full of the option price. Payment of the option price may be made, at the discretion of the optionee, and to the extent permitted by the Compensation Committee, (A) in cash (including check, bank draft, or money order), (B) in common stock (valued at the fair market value thereof on the date of exercise), (C) by a combination of cash and common stock or (D) with any other consideration.

    (B) SAR

      (i) An SAR shall entitle its holder to receive from the Company, at the time of exercise of such right, an amount equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price fixed by the Compensation Committee multiplied by the number of shares of common stock as to which the holder is exercising the SAR. SARs may be in tandem with any previously or contemporaneously granted option or independent of any option. The specified price of a tandem SAR shall be the option price of the related option. The amount payable may be paid by the Company in common stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the Compensation Committee may determine, which determination shall be made after considering any preference expressed by the holder.

      (ii) An SAR shall be exercised by written notice to the Company (to the attention of the Secretary of the Company) at any time prior to its stated expiration. To the extent a tandem SAR is exercised, the related option will be cancelled and, to the extent the related option is exercised, the tandem SAR will be cancelled.

    (C) INCENTIVE AWARDS OF RESTRICTED STOCK.

      (i) Shares of common stock may be awarded to participants, subject to this paragraph 3(c) and such other terms and conditions as the Compensation Committee may prescribe (such shares being called "restricted stock"). Each certificate for restricted stock shall be registered in the name of the participant and deposited, together with a stock power endorsed in blank, with the Company.

      (ii) There shall be established for each restricted stock award a restriction period (the "restriction period") of such length as shall be determined by the Compensation Committee. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Except for such restrictions on transfer and such other restrictions as the Compensation Committee may impose, the participant shall have all the rights of a holder of common stock as to such restricted stock. The Compensation Committee, in its sole discretion, may permit or require the payment of cash dividends to be deferred and, if the Compensation Committee so determines, reinvested in additional restricted stock or otherwise invested. At the expiration of the restriction period, the Corporation shall redeliver to the participant (or the participant's legal representative or designated beneficiary) the certificates deposited pursuant to paragraph 3(c)i).

      (iii) Except as provided by the Compensation Committee at the time of grant or otherwise, upon a termination of employment for any reason during the restriction period all shares of common stock still subject to restriction shall be forfeited by the participant.

    (D) OTHER AWARDS.

      (i) Other awards, including, without limitation, performance shares, convertible debentures, other convertible securities and other forms of awards measured in whole or in part by the value of common stock, the performance of the participant or the performance of the Company, may be granted under this Plan. Such awards may be payable in common stock, cash or both, and shall be subject to such restrictions and conditions, as the Compensation Committee shall determine. At the time of any such award, the Compensation Committee shall, if applicable, determine a performance period and performance goals to be achieved during the performance period, subject to such later revisions as the Compensation Committee shall deem appropriate to reflect significant unforeseen events such as changes in laws, regulations or accounting practices, unusual or non-recurring items or occurrences. Following the conclusion of each performance period, the Compensation Committee shall determine the extent to which performance goals have been attained or a degree of achievement between maximum and minimum levels during the performance period in order to evaluate the level of payment to be made, if any.

      (ii) A participant may elect to defer all or a portion of any such award in accordance with procedures established by the Compensation Committee. Deferred amounts will be subject to such terms and conditions and shall accrue such yield thereon (which may be measured by the fair market value of the common stock and dividends thereon) as the Compensation Committee may determine. Payment of deferred amounts may be in cash, common stock or a combination thereof, as the Compensation Committee may determine. Deferred amounts shall be considered an award under this Plan. The Compensation Committee may establish a trust to hold deferred amounts or any portion thereof for the benefit of participants.

  4. ADJUSTMENTS FOR CHANGES IN CAPITALIZATION OR CORPORATE REORGANIZATIONS. Appropriate adjustments shall be made by the Compensation Committee in the maximum number and kind of shares of common stock to be issued under this Plan, and in the number and kind of shares of common stock that are the subject of any option, SAR, restricted stock or other award under this Plan, to give effect to any stock splits, stock dividends and other relevant changes in capitalization occurring after the effective date of this Plan. If the Company shall effect a merger, consolidation or other reorganization, pursuant to which the outstanding shares of common stock shall be exchanged for other shares or securities of the Company or of another corporation which is a party to such merger, consolidation or other reorganization, the Company shall use its best efforts to provide in any agreement or plan which it enters into or adopts to effect any such merger, consolidation or other reorganization that:
(1) any holder of restricted stock issued pursuant to this Plan shall receive in such transaction, subject to substantially the same restrictions in transferability as apply to such restricted stock, the kind and number of shares or other securities of the Company or such other corporation which is issuable to the owner of a like number of unrestricted shares of common stock;
(2) any optionee under this Plan shall have the right (a) to purchase, at the aggregate option price provided for in his option agreement and on the same terms and conditions, the kind and number of shares or other securities of the Company or such other corporation which would have been issuable to him in respect of the number of shares of common stock which were subject to such option immediately prior to the effective date of such merger, consolidation or other reorganization if such shares had been then owned by him, and (b) to exercise SARs with respect to such shares in lieu of such purchase to the extent such optionee had such rights with respect to the options outstanding immediately prior to the effective date of such merger, consolidation or other reorganization; and (3) any holder of any other award under this Plan shall receive in such transaction such kind and number of shares or other securities of the Company or such other corporation as the Compensation Committee deems equitable and appropriate. Any adjustment with respect to options required by this Section 4 shall be effected in such manner that the difference between the aggregate fair market value of the shares or other securities subject to the options immediately after giving effect to such adjustment and the aggregate option price of such shares or other securities shall be substantially equal to (but shall not be more than) the difference between the aggregate fair market value of the shares subject to such options immediately prior to such adjustment and the aggregate option price of such shares. Any adjustments made under this Section 4 shall be determined by the Compensation Committee.

  If the provision in the first paragraph above, insofar as it related to options or SARs, has not been made with respect to any of the options or SARs issued pursuant to this Plan by the date ten days prior to the scheduled effective date of such merger, consolidation or other reorganization, then the options and SARs outstanding under this Plan shall thereupon become exercisable in full. If the provision for restricted stock described in the first paragraph above has not been made with respect to any of the restricted stock issued pursuant to this Plan by the date ten days prior to the scheduled effective date of such merger, consolidation or other reorganization, then the restrictions on the transfer, assignment, pledge or other encumbrance of such restricted stock as to which such provision has not been made shall thereupon lapse as of such date.

  Upon the approval by the shareholders of the Company of a merger, consolidation or other reorganization pursuant to which the outstanding shares of common stock are to be exchanged for cash, or upon the adoption by the shareholders of the Company of a plan of complete liquidation, the restrictions on the transfer, assignment, pledge or other encumbrance of restricted stock issued pursuant to this Plan shall thereupon lapse, and all options outstanding under this Plan shall thereupon become exercisable in full.

  5. MISCELLANEOUS PROVISIONS.

    (A) ADMINISTRATION. This Plan shall be administered by the Compensation Committee. Subject to the limitations of this Plan, the Compensation Committee shall have the sole and complete authority: (i) to select participants in this Plan, (ii) to make awards in such forms and amounts as it shall determine, (iii) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (iv) to interpret this Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan, (v) to correct any defect or omission or to reconcile any inconsistency in this Plan or in any award granted hereunder and (vi) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of this Plan. The Compensation Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. All expenses associated with this Plan shall be borne by the Company, subject to such allocation to its subsidiaries and operating units as it deems appropriate. The Compensation Committee may, to the extent that any such action will not prevent this Plan from complying with Rule 16b-3 of the Securities and Exchange Act of 1934, as amended ("Rule 16b-3"), delegate any of its authority hereunder to such person as it deems appropriate. The Compensation Committee may also establish a "cashless exercise" program with a third party brokerage firm pursuant to which, at the discretion of the Compensation Committee, options hereunder may be exercised, subject to any restrictions imposed by the Compensation Committee.

    (B) NON-TRANSFERABILITY. Subject to the provisions of paragraph 5(e), no award under this Plan, and no interest therein, shall be transferable by the participant otherwise than by will or the laws of descent and distribution. All awards shall be exercisable or received during the participant's lifetime only by the participant or the participant's legal representative. Any purported transfer contrary to this provision will nullify the award. Awards under this Plan shall not be subject to execution, attachment or other process, and no person shall be entitled to exercise any rights of a participant or possess any rights of a participant by virtue of any attempted execution, attachment or other process.

    (C) TAX WITHHOLDING. The Compensation Committee shall have the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due with respect to any amount payable and/or shares of common stock issuable under this Plan, and the Compensation Committee may defer such payment or issuance unless indemnified to its satisfaction. Subject to the consent of the Compensation Committee, a participant may make an irrevocable election to have shares of common stock otherwise issuable under an award withheld, tender back to the Company shares of common stock received pursuant to an award or deliver to the Company previously-acquired shares of common stock having a fair market value sufficient to satisfy all or part of the participant's estimated tax obligations associated with the transaction. Such election must be made by a participant prior to the date on which the relevant tax obligation arises. The Compensation Committee may disapprove of any election and may limit, suspend or terminate the right to make such elections.

    (D) LISTING AND LEGAL COMPLIANCE. The Compensation Committee may suspend the exercise or payment of any award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Compensation Committee.

    (E) BENEFICIARY DESIGNATION. Subject to paragraph 5(b), participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under this Plan are to be paid in the event of their death before they receive any or all of such benefit. Each designation will revoke all prior designations by the same participant, shall be in a form prescribed by the Compensation Committee, and will be effective only when filed by the participant in writing with the Compensation Committee during the participant's lifetime. In the absence of any such designation, benefits remaining unpaid or unexercised at the participant's death shall be paid to or exercised by the participant's estate.

    (F) RIGHTS OF PARTICIPANTS. Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any participant's employment at any time, nor confer upon any participant any right to continue in the employ of the Company for any period of time or to continue his or her present or any other rate of compensation. No employee shall have a right to be selected as a participant, or, having been so selected, to be selected again as a participant.

    (G) EFFECTIVE DATE AND TERM OF PLAN. This Plan as amended shall be effective as of March 2, 1995, provided, however, that this Plan as amended shall cease to be effective and any awards granted hereunder and permitted only as a consequence of the amendments hereto shall become null and void if this Plan as amended is not approved by the Company's stockholders before February 28, 1996.

    (H) AMENDMENT, SUSPENSION AND TERMINATION OF PLAN. The Board or the Compensation Committee may suspend or terminate this Plan or any portion hereof at any time and may amend it from time to time in such respects as the Board or the Compensation Committee may deem advisable; provided, however, that no such amendment shall be made, without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the common stock is listed. No such amendment, suspension or termination shall impair the rights of participants under outstanding awards without the consent of the participants affected thereby or make any change that would disqualify this Plan, or any other plan of the Company intended to be so qualified, from the exemption provided by Rule 16b-3. The Compensation Committee may amend or modify any award in any manner to the extent that the Compensation Committee would have had the authority under this Plan to initially grant such award. No such amendment or modification shall impair the rights of any participant under any award without the consent of such participant.

    (I) COMPLIANCE WITH 16B-3. It is the intent of the Company that this Plan comply in all respects with Rule 16b-3, that any ambiguities or inconsistencies in the construction of this Plan be interpreted to give effect to such intention and that if any provision of the Plan is found not to be in compliance with Rule 16b-3, that such provision shall be deemed null and void to the extent required to permit this Plan to comply with Rule 16b-3.

                                                                      EXHIBIT B

                         MATERIAL SCIENCES CORPORATION
                         EMPLOYEE STOCK PURCHASE PLAN

                               ----------------

  1. Purpose: The Purpose of this Employee Stock Purchase Plan (the "Plan") is to provide employees of Material Sciences Corporation (the "Company") and its subsidiaries (as defined in Section 14 hereof) (collectively, the "Participating Companies") with added incentive to continue in the employment of the Participating Companies and to encourage increased efforts to promote the best interests of the Participating Companies by permitting eligible employees to purchase shares of common stock of the Company (the "Stock"), having a par value of $.02 per share, at a price less than the then current market price thereof. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

  2. Eligibility: Participation under the Plan shall be open to all active employees of the Participating Companies except (a) employees whose customary employment by the Participating Companies is 20 hours or less per week, and
(b) employees whose customary employment by the Participating Companies is for not more than five months in any calendar year. No right to purchase Stock shall accrue under the Plan in favor of any person who is not an eligible employee, and no eligible employee shall acquire such right to purchase Stock
(i) if, immediately after receiving such right, such employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424 of the Code), taking into account in determining stock ownership any stock attributable to such employee under Section 424 of the Code; or (ii) if such purchase would permit such employee's rights to purchase stock under all employee stock purchase plans from time to time in effect of the Company and its subsidiary corporations (as so defined) to accrue at a rate which exceeds $25,000 of fair market value of such stock for each calendar year, all determined in the manner provided by Section 423 of the Code.

  3. Effective date of Plan: The Plan shall become effective on such date as may be specified by the Board of Directors of the Company (the "Board"), provided that in no event shall the Plan become effective unless within 12 months of the date of its adoption by the Board it has been approved at a duly called meeting of the shareholders of the Company.

  4. Participation and Purchase of Shares: Each eligible employee shall be entitled to become a participant in the Plan (a "participant") during either of two one-month enrollment periods in each fiscal year of the Company. Unless otherwise determined by the Board or a committee of directors not eligible to participate in the Plan (the "Committee") designated by the Board to administer the Plan, such enrollment periods shall be the months of February and August. To become a participant, an eligible employee shall execute and deliver to his employer a payroll deduction authorization form (the "Authorization") which shall become effective on the first day following the end of the enrollment period. Each Authorization shall direct that payroll deductions be made by the employee's employer for each payroll period ending during the period of such employee's participation in the Plan and shall specify the amount of such payroll deduction as a percentage of the participant's gross earnings from the Participating Companies for such period (before withholding or other deductions) that is not less than two percent or greater than six percent.

  Payroll deductions shall be made for each participant in accordance with his Authorization until his participation in the Plan terminates, his Authorization is revised or the Plan terminates, all as hereinafter provided.

  During any enrollment period, a participant may change the amount of his payroll deductions. No other changes shall be permitted except that a participant may elect to terminate his participation in the Plan as hereinafter provided. All such permitted changes shall be effected by filing a new Authorization in the manner described in the first paragraph of Section 4.

  Payroll deductions made pursuant to the Plan shall be credited to the purchase account of the participant in question. At the end of each purchase period (as hereinafter defined), the amount in each participant's account, including any interest thereon as provided in Section 7 hereof, shall be applied to the purchase of the maximum number of whole shares of Stock, which can be purchased with such amount, determined by dividing such amount by the Purchase Price (as hereinafter defined) for such purchase period. Any amount remaining in the purchase account after the purchase of such shares shall remain credited to such account and shall be carried over to the following purchase period.

  The first purchase period under the Plan shall commence on March 1, 1985 and shall end on August 31, 1985. So long as the Plan remains in effect, new 6 month purchase periods shall commence on each succeeding September 1 and March 1.

  5. Purchase Price: The purchase price (the "Purchase Price") per share of Stock hereunder for any purchase period shall be 85% of the lesser of (a) the fair market value of a share of Stock on the first day of such a purchase period, and (b) the fair market value of a share of Stock on the last day of such purchase period, provided that if such percentage results in a fraction of one cent, the Purchase Price shall be increased to the next higher full cent.

  6. Issuance of Shares and Delivery of Certificates: To the extent that the Company's obligations hereunder are to be satisfied by the issuance of Stock, shares which each participant has purchased for each purchase period shall be issued at the time they are purchased. Certificates representing the shares purchased shall be delivered to the participant within a reasonable time after the end of each purchase period. Notwithstanding any other provision of the Plan, each participant who is an "officer" or "director" of the Company (as such terms are used in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act")) shall, prior to such participant's receipt of any certificates representing shares, either (i) provide a written representation to the Company that the shares so distributed will be held by such participant for at least six months prior to sale or other disposition or
(ii) terminate his participation in the Plan for a period of at least six months in accordance with Section 8 hereof. Notwithstanding the foregoing or any other provision of the Plan, each participant who is an officer or director of the Company (as such terms are used in Rule 16b-3 promulgated under the 1934
Act) may not sell or dispose of any shares of Stock until at least six months after the last day of the purchase period with respect to such shares.

  7. Interest on Purchase Accounts: Interest shall accrue during each purchase period with respect to amounts credited from time to time to a purchase account of a participant at a rate equal to the rate paid on the first business day of such purchase period on Certificate of Deposits having ninety-day maturities. After the close of each purchase period, a report will be made to each participant stating the entries made to his purchase account, including the interest accrued and the number of shares purchased and the applicable Purchase Price.

  8. Termination of Participation: A participant may at any time elect to terminate his participation in the Plan, except that no such termination shall be effective as to any purchase period unless such election is received by one of the Participating Companies in writing prior to the last business day of such period. A participant may also at any time request in writing payment to him of the full amount to his credit in his purchase account, including any interest thereon as provided in Section 7 hereof, without thereby terminating his participation of the Plan, provided that no such request shall be effective as to any purchase period unless received prior to the last business day of such period. Upon any such termination or request, the employer of such participant shall promptly refund to him the amount to his credit in his purchase account. Notwithstanding any other provision of the Plan, if an officer or director of the Company (as such terms are used in Rule 16b-3 promulgated under the 1934
Act) terminates his participation in the Plan, he shall not be entitled to again become a participant in the Plan until the first enrollment period which ends on or after six months after such termination becomes effective.

  In the event any participant shall die, terminate his employment with the Participating Companies for any reason or otherwise cease to be eligible to participate in the Plan, his participation in the Plan shall immediately terminate, and the amount to his credit in his purchase account, including any interest thereon as provided in Section 7 hereof, on the date of such termination, together with certificate(s) for the full shares of stock held for his benefit and a cash payment in lieu of any fractional share, shall be returned to him or his legal representatives promptly.

  9. Termination or Amendment of the Plan: The Company, by action of the Board, may terminate the Plan as of the beginning of any purchase period. Notice of termination shall be given to all participants, but any failure to give such notice shall not impair the effectiveness of the termination.

  Without any action being required, the Plan will terminate whenever the maximum number of shares of Stock to be sold under the Plan (as hereinafter provided in Section 13) has been purchased, but such termination shall not impair the rights of the participants to shares purchased pursuant to the Plan on or prior to the date of such termination. If at any time, the number of shares remaining available for purchase under the Plan is not sufficient to satisfy all then outstanding purchase rights, the Board or the Committee may determine an equitable basis of apportioning available shares among all participants.

  The Board may amend the Plan from time to time in any respect in order to meet changes in legal requirements or for any other reason; provided, however, that no such amendment shall (a) materially adversely affect any purchase rights outstanding under the Plan during the purchase period in which such amendment is to be effected, (b) increase the maximum number of shares of Stock which may be purchased under the Plan, (c) decrease the Purchase Price of the Stock for any purchase period below the amounts set forth in paragraph 5 of this Plan, or (d) adversely affect the qualification of the Plan under
Section 423 of the Code.

  Upon termination of the Plan, the respective amounts to the credit of the participants in their purchase accounts shall be returned to them promptly.

  10. Non-Transferability: Rights acquired under the Plan are not transferable and may be exercised only by a participant.

  11. Shareholder's Rights: No eligible employee or participant shall by reason of the Plan have any rights of a shareholder of the Company until and to the extent he shall acquire shares of Stock as herein provided.

  12. Administration of the Plan: The Plan shall be administered so as to ensure that all participants have the same rights and privileges as are provided by Section 423 (b)(5) of the Code.

  Members of the Committee may be appointed from time to time by the Board and shall be subject to removal by the Board. The decision of a majority in number of the members of the Committee in office at the time shall be deemed to be the decision of the Committee.

  The Board or the Committee, from time to time, may approve the forms of any documents or writings provided for in the Plan, may adopt, amend and rescind rules and regulations not inconsistent with the Plan for carrying out the Plan and may construe the Plan. The Board or the Committee may delegate the responsibility for maintaining all or a portion of the records pertaining to participants' accounts to persons not affiliated with the Participating Companies. All expenses of administering the Plan shall be paid by the Participating Companies.

  13. Maximum Number of Shares: Subject to adjustment as hereinafter set forth, the total number of shares of Stock which are purchased under the Plan may not exceed 1,264,536. Stock sold hereunder may be treasury shares or authorized but unissued shares. In the event the Company shall at any time after the effective date of the Plan change its issued Stock into an increased number of shares, with or without par value, through a stock dividend or split-up of shares, or into a decreased number of shares, with or without par value, through a combination of shares, then, effective with the record date for such change, the maximum number of shares of Stock which thereafter may be purchased under the Plan shall be the maximum number of shares which, immediately prior to such record date, remained available for purchase under the Plan, proportionately increased, in the case of such stock dividend or split-up, or proportionately decreased, in the case of such combination of shares.

  14. Miscellaneous: Except as otherwise expressly provided herein, any Authorization, election, notice or document to be submitted by an eligible employee or participant pursuant to the Plan shall be delivered to his employer corporation and, subject to any limitations specified in the Plan, shall be effective when so delivered.

    The term "business day" shall mean any day other than Saturday, Sunday or a legal holiday in Illinois.

    The term "subsidiaries" shall mean all corporations which are subsidiary corporations (within the definition of Section 425 (f) of the Code) in respect of the Company.

    The masculine pronoun shall include the feminine.

    The Plan, and the Company's obligation to sell and deliver shares of Stock hereunder, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approval by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required.

LOGO

NOTICE OF ANNUAL MEETING
OF SHAREOWNERS
AND PROXY STATEMENT

MEETING DATE
JULY 17, 1997


YOUR VOTE IS IMPORTANT!

Please sign and promptly return your
proxy in the enclosed envelope.



                             LOGO
                                Printed on recycled paper

                         MATERIAL SCIENCES CORPORATION
                           2200 East Pratt Boulevard
                       Elk Grove Village, Illinois 60007

          PROXY--Solicited on Behalf of the Board of Directors--PROXY

                         Annual Meeting of Shareowners
                          To be Held on July 17, 1997

                   Please mark, date and sign on reverse side
                      and return in the enclosed envelope

       The undersigned hereby appoints G. Robert Evans and E.F. Heizer, Jr. as proxies, each with full power of substitution, to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Material Sciences Corporation held of record by the undersigned, at the Annual Meeting of Shareowners of Material Sciences Corporation to be held on July 17, 1997, at 10:00 a.m. CDT in the Shareholders Room on the 21st floor of Bank of America building located at 231 South LaSalle Street, Chicago, Illinois, or at any adjournment thereof.

       Your vote for nine directors may be indicated on the reverse side. Jerome B. Cohen, Roxanne J. Decyk, Eugene W. Emmerich, G. Robert Evans, E.F. Heizer, Jr., J. Frank Leach, Gerald G. Nadig, Irwin P. Pochter and Howard B. Witt have been nominated for election as directors.

       (Continued and to be marked, dated and signed on the reverse side)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. If no contrary specification is indicated, the shares represented by this proxy will be voted for the election of all nominees for director and for Items 2, 3 and 4 below. Please mark Box [_] or [X]. Discretionary authority to cumulate votes is being solicited.

1. Election of directors: (duly nominated and named on the reverse side of this proxy)

FOR all nominees          AUTHORITY  Authority withheld for the following only (write each nominee's name in the space below):
(except as listed to      WITHHELD
the contrary)              for all
       [_]                   [_]     ------------------------------------------------------------------------------------------
                                                                                      Name(s)
2.  Approval of the                  3.  Approval of the proposed amendment to the 1992        4.  Approval of the proposed
proposed increase in the                 Omnibus Stock Awards Plan for Key Employees to            amendment to the Employee Stock
number of authorized                     increase the aggregate number of shares of Common         Purchase Plan to increase the
shares of common stock:                  Stock that may be awarded thereunder:  (mark one)         aggregate number of shares of
(mark one)                                                                                         Common Stock that may be awarded
                                          FOR                AGAINST             ABSTAIN           thereunder:  (mark one)
FOR  AGAINST  ABSTAIN                     [_]                  [_]                 [_]
[_]    [_]      [_]                                                                                FOR        AGAINST     ABSTAIN
                                                                                                   [_]          [_]         [_]

5.  In their discretion, the proxies
    are authorized to vote upon such
    other business as may properly come
    before the meeting.



_________________________________________________________________________________________         Date: _____________________, 1997
                                        Signature(s)

Please sign exactly as name appears. Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                      PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE